Exhibit 5.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

October 29, 2026

Meta Platforms, Inc. 1 Meta Way Menlo Park, California 94025

Ladies and Gentlemen:

Meta Platforms, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-299631) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 46,000,000 shares of the Company’s Class A Common Stock, par value $0.000006 per share (the “Shares”) (including up to 6,000,000 shares of Class A Common Stock subject to the Underwriters’ (as defined herein) option to purchase additional shares of Class A Common Stock) to be sold pursuant to (i) the Underwriting Agreement dated October 26, 2026 (the “Underwriting Agreement”) among Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”), Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as forward sellers (in such capacity, the “Forward Sellers”) and Morgan Stanley Capital Services LLC and Goldman Sachs & Co. LLC, as forward purchasers (in such capacity, the “Forward Purchasers”), and the Company and (ii) the forward confirmations, dated October 26, 2026 between the Company and each Forward Purchaser and any additional forward confirmations that may be entered into between the Company and each Forward Purchaser in connection with the exercise of option to purchase additional shares provided for by the Underwriting Agreement (collectively, the “Forward Sale Agreements”). The shares of Class A Common Stock that may be issued, sold and/or delivered pursuant to the Forward Sale Agreements are hereinafter referred to as the “Forward Shares”.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, (1) the issuance of the Shares has been duly authorized and when and if issued by the Company and delivered by the Company and/or the Forward Sellers against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable and (2) the issuance of the Forward Shares has been duly authorized and when and if issued and delivered by the Company against payment therefor in accordance with the terms of the Forward Sale Agreements, the Forward Shares will be validly issued, fully paid and non-assessable.

Meta Platforms, Inc.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

October 29, 2026	2